EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
(212) 850-5651
Stephanie Rich, Financial Dynamics
(212) 850-5706

SPORT CHALET REPORTS PRELIMINARY RESULTS
FOR THIRD QUARTER FISCAL 2008

Los Angeles, California - (January 11, 2008) - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced preliminary results for its third quarter ended December 30, 2007.

During the third quarter the Company’s sales and earnings were impacted by a challenging sales environment due largely to weak macroeconomic trends in the Company’s markets, especially in its core Southern California market.

The Company currently expects to report third quarter net sales of approximately $116.0 million compared to $114.7 million for the same period in the prior year. Comparable store sales for the third quarter are expected to decline approximately 7.0% from the same period a year ago. Including a non-cash impairment charge of approximately $2.1 million pre-tax, or $0.09 per diluted share, which the Company now expects to record in relation to certain California stores, Sport Chalet anticipates reporting a loss per diluted share in the range of $0.06 to $0.09 for the third quarter, compared to earnings per diluted share of $0.28 in the prior year’s third quarter. Excluding the non-cash impairment charge, the Company anticipates that it will report earnings per diluted share in the range of breakeven to $0.03.

Based on recent macroeconomic and Company trends, management is updating expectations for full fiscal year results. While Sport Chalet experienced a dry winter which impacted results in last year’s fourth fiscal quarter, the Company has not experienced a higher level of customer demand for winter products to date in this year’s fourth fiscal quarter. The Company also noted that since its fiscal fourth quarter includes the winter business, which is largely dependent on the weather in the Company’s Southern California markets, results can be difficult to predict. Management currently expects full fiscal year net sales will increase moderately over fiscal 2007 while comparable store sales are expected to decline approximately 2% to 4%. Net income is expected to be lower than last year as sales growth from the seven new stores opened this fiscal year plus the five new stores opened last fiscal year are offset by their costs, due to new stores taking time to reach operating efficiency and the lack of leverage generated from mature stores due to anticipated lower sales.

Craig Levra, Chairman and CEO of Sport Chalet, stated, “A number of factors contributed to Sport Chalet experiencing a very challenging retail environment across our markets throughout the third quarter, particularly in Southern California. Early in the quarter, traffic in our stores in Southern California was negatively impacted by the area’s wildfires. As the quarter progressed, we also saw slower than anticipated sales due to warm weather and a later start to the winter season than we’ve historically experienced coupled with weak consumer demand resulting from the severe housing market downturn. Despite the external environment, we continue to properly position our merchandise assortment and in-store experience to be a market leader in specialty sports. As broader consumer trends improve, we anticipate that the infrastructure and technology enhancements we have been implementing over the past several years as well as our targeted store expansion will place Sport Chalet in a strong position for future sales and earnings growth.”

Sport Chalet will report full financial results for the third quarter of fiscal 2008 in early February.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 52 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, our statements concerning anticipated third quarter net sales, comparable store sales and earnings per diluted share; management’s expectation that full fiscal year net sales will increase moderately over fiscal 2007 and management’s expectation that comparable store sales are expected to be flat to slightly below the prior fiscal year. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the impact of the Company’s backfilling strategy on existing stores, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.